UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

NATHAN MILIKOWSKY
DANIEL MILIKOWSKY
NM GTI INVESTMENTS LLC
DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC
THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.
THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION
KAREN FINERMAN

DAVID R. JARDINI

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATHAN MILIKOWSKY
DANIEL MILIKOWSKY
NM GTI INVESTMENTS LLC
DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC
THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.
THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION
KAREN FINERMAN
DAVID R. JARDINI

On April 19, 2014, as part of Nathan Milikowsky, Daniel Milikowsky, NM GTI Investments LLC, The Daniel Milikowsky Family Holdings, LLC, The Daniel and Sharon Milikowsky Family Foundation, Inc., and The Rebecca and Nathan Milikowsky Family Foundation’s (collectively, “Save GrafTech”) continuing discussions or communications with GrafTech International, Ltd.’s (the “Company”) management, board of directors and shareholders, and public statements, relating to the Company’s upcoming annual meeting, Nathan Milikowsky sent an e-mail (the “Email”) to W. Whitney George and certain other individuals at Royce & Associates, LLC.

The full text of the Email is included below. Save GrafTech has previously filed each of the documents referenced in the Email with the Securities and Exchange Commission (the “SEC”) and each is available, at no charge, on the SEC’s web site at www.sec.gov. Save GrafTech’s definitive proxy statement was filed with the SEC on April 15, 2014. The shareholder letter and presentation were each filed with the SEC on April 17, 2014.

Good morning,

I wanted to thank you all for taking the time to meet with David Jardini, Ed McCarthy and me.  I apologize for the delay in sending this message, but I hope you can understand that my days are crowded with meetings and travel.  We very much appreciated your generous allocation of time to the Save GrafTech situation, so I wanted to update you on recent events.

First, I have taken the liberty of attaching Save GrafTech’s definitive proxy statement and shareholder letter, which were filed after our conversation.  As you can see, we are no longer seeking control of the board – we are seeking to elect a minority slate - three out of seven board seats.  We are nominating Karen Finerman, David Jardini and myself to the board of directors.  Karen Finerman has over 20 years’ experience in investments and has a history of successful engagements with portfolio companies.  David and I have extensive experience in the steel and graphite electrode business (combined over 60 years of total experience).  As GrafTech's largest individual shareholder and a long-term investor in the company, I believe my perspective and objectives are identical to yours. In contrast, the directors that we are targeting for removal (Mary Cranston, Steven Shawley and Ferrell McClean) have zero experience in the graphite electrode and steel business and have demonstrated utter disregard for shareholder returns and interests.

Second, I’ve attached a recently filed revision of our Presentation, which includes a new section VI (beginning slide 59) that specifically and individually refutes the incumbent Board’s utterly false and groundless smear campaign against me.  In analyzing the Board’s falsehoods campaign, I would ask you to consider (a) the evidence supporting the Board’s lies (none), ( b) the plausibility that I would undertake such actions and to what end I would do so (completely implausible), and (c) the rationale for the Board pursuing this smear campaign (their actual performance is indefensible, so distraction and defamation are their only options).

Whitney, I wanted to thank you in particular for your excellent suggestion that I make my re-election to the board contingent upon an independent review of the facts surrounding the incumbent board's false and baseless accusations against me.  We immediately took your idea to the Save GrafTech advisory team, and the concept was enthusiastically embraced.  In fact, we incorporated your suggestion into a settlement offer we made the next day, April 11.  Specifically, we proposed that the newly constituted board promptly retain an independent law firm and charge that firm with reporting to the board, based on a full review of the prior investigations, whether those investigations cause it to conclude that I in fact did not meet the standards for membership on GrafTech's Board of Directors.  If that law firm concluded negatively with respect to the facts, I would promptly offer to resign from the board.  On the other hand, if the law firm did not conclude negatively, which I have absolute confidence would be the case, I would be entitled to remain a director of GrafTech.

Not surprisingly, and within the day, GrafTech's board rejected this eminently reasonable approach, further demonstrating that their rejection of my proposal supports what I have been saying all along - the Special Committee’s so-called investigation was a total waste of time and significant expense that provided absolutely no support for their actions, allegations and smears.

As I mentioned in our meeting, poor leadership at the board level is at the heart of GrafTech’s  disappointing performance record.  We believe that the only way to help fix GrafTech’s problems and create meaningful shareholder value is to elect all three of Save GrafTech’s nominees to the board of directors.

Karen, David and I would be very pleased to meet again with your team as the voting date approaches so that we may address any questions or issues that you feel require attention.

In the meantime, if you have any questions or comments, please do not hesitate to call me directly.

Sincerely,

Nathan Milikowsky

Important information

On April 15, 2014 Save GrafTech filed with the SEC and began distributing to the Company’s stockholders a definitive proxy statement and form of proxy (the “Proxy Statement”) in connection with the Company’s 2014 annual meeting of stockholders. SAVE GRAFTECH STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO CAREFULLY REVIEW THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE SAVE GRAFTECH’S PARTICIPANTS IN SUCH PROXY SOLICITATION. SAVE GRAFTECH’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV, or by CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: BANKS AND BROKERS CALL COLLECT: (212) 269-5550 AND ALL OTHERS, INCLUDING SHAREHOLDERS, CALL TOLL-FREE: (800) 628-8532.